Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated August 25, 2014, except for the effects of the restatement disclosed in Note 22, as to which the date is September 29, 2015, with respect to the consolidated financial statements of Energy XXI Ltd (formerly Energy XXI (Bermuda) Limited) (“Energy XXI”) as of June 30, 2014, and for each of the two fiscal years in the period ended June 30, 2014, which appears in the Annual Report on Form 10-K of Energy XXI for the year ended June 30, 2015.

We also consent to the references to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Farmington Hills, Michigan

October 2, 2015